Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2018

  1Q18 revenue of $1.1 billion up 16% from 1Q17
  1Q18 operating income up 10% from 1Q17; adjusted operating income up 13%1
  1Q18 diluted EPS of $1.92 up 8% from 1Q17; adjusted diluted EPS of $2.02, up 35%1
  Affirming FY 2018 diluted EPS and adjusted diluted EPS guidance ranges of $7.20 to $7.40 and $7.65 to $7.85, respectively

NEW YORK--(BUSINESS WIRE)--April 27, 2018--Moody’s Corporation (NYSE:MCO) today announced results for the first quarter of 2018, as well as provided its current outlook for full year 2018.

“Moody’s record first quarter revenue reflects a strong contribution from Bureau van Dijk and solid organic growth from Moody’s Analytics, as well as strength in rated structured finance volumes in Moody’s Investors Service,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Our business remains well-positioned to benefit from continued global economic expansion in 2018, and as such we are affirming our full year 2018 guidance of $7.20 to $7.40 for diluted EPS and $7.65 to $7.85 for adjusted diluted EPS.”

FIRST QUARTER HIGHLIGHTS

Moody’s Corporation reported record first quarter revenue of $1.1 billion for the three months ended March 31, 2018, up 16% from the first quarter of 2017, including eight percentage points attributable to Bureau van Dijk.

Operating expenses totaled $635.9 million, up 20% from the prior-year period, including 12 percentage points attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets, as well as non-recurring acquisition and integration expenses associated with the Bureau van Dijk acquisition (“Acquisition-Related Expenses”).

Operating income was $490.8 million, up 10% from the first quarter of 2017. Adjusted operating income, which excludes depreciation and amortization, as well as Acquisition-Related Expenses, was $540.7 million, up 13% from the prior-year period. Operating margin for the first quarter was 43.6% and the adjusted operating margin was 48.0%.

Diluted EPS of $1.92 was up 8% from the first quarter of 2017. Adjusted diluted EPS of $2.02 was up 35%. First quarter 2018 adjusted diluted EPS excludes $0.10 per share related to amortization of acquired intangible assets and Acquisition-Related Expenses. First quarter 2017 adjusted diluted EPS primarily excludes a $0.31 per share non-cash, non-taxable gain from a strategic realignment and expansion involving Moody’s China affiliate China Cheng Xin International Credit Rating Co. Ltd. (“CCXI Gain”). Both first quarter 2018 diluted EPS and adjusted diluted EPS include a $0.15 per share tax benefit related to the adoption of accounting standard update ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” compared to a $0.10 per share tax benefit in the first quarter of 2017.

MCO FIRST QUARTER REVENUE UP 16%

Moody’s Corporation reported record first quarter revenue of $1.1 billion for the three months ended March 31, 2018, up 16% from the prior-year period.

U.S. revenue was $597.7 million, up 3%, and non-U.S. revenue was $529.0 million, up 33%. Revenue generated outside the U.S. constituted 47% of total revenue, up from 41% in the prior-year period. Foreign currency translation favorably impacted Moody’s revenue by 4%.

Moody’s Investors Service (MIS) First Quarter Revenue Up 8%

Revenue for MIS in the first quarter of 2018 was $719.9 million, up 8% from the prior-year period. U.S. revenue was $433.4 million, up 3%, and non-U.S. revenue was $286.5 million, up 17%. Foreign currency translation favorably impacted MIS revenue by 3%.

Corporate finance revenue was $377.7 million, up 7% from the prior-year period. This result reflected strong contribution from EMEA bank loans and U.S. investment grade, as well as growth in recurring revenue. U.S. and non-U.S. corporate finance revenues were up 1% and 20%, respectively.

Structured finance revenue totaled $129.7 million, up 29% from the prior-year period. This result reflected broad strength in securitization markets, with particularly strong levels of new CLO formation. U.S. and non-U.S. structured finance revenues were up 30% and 28%, respectively.

Financial institutions revenue was $114.3 million, up 2% from the prior-year period. This result reflected growth in issuance from EMEA banks and U.S. insurance companies, partially offset by a decrease in activity from Asian and U.S. banks. U.S. financial institutions revenue was down 4% while non-U.S. revenue was up 7%.

Public, project and infrastructure finance revenue was $93.2 million, down 5% from the prior-year period. This result primarily reflected a decrease in U.S. municipal issuance due to the loss of tax-exemption for advance refunding transactions. U.S. public, project and infrastructure finance revenue was down 15% while non-U.S. revenue was up 13%.

Moody’s Analytics (MA) First Quarter Revenue Up 33%

Revenue for MA in the first quarter of 2018 was $406.8 million, up 33% from the prior-year period. U.S. revenue was $164.3 million, up 6%, and non-U.S. revenue was $242.5 million, up 60%. Foreign currency translation favorably impacted MA revenue by 4%. Organic MA revenue for the first quarter of 2018 was $333.3 million, up 9% from the prior-year period.

Research, data and analytics (RD&A) revenue was $269.2 million, up 53% from the prior-year period. U.S. RD&A revenue was up 11% and non-U.S. revenue more than doubled. Bureau van Dijk’s revenue contribution of approximately $74 million included a $10 million reduction as a result of a deferred revenue adjustment required under acquisition accounting rules. Organic RD&A revenue was $195.7 million, up 12%, driven by strength in sales of credit research and ratings data feeds.

Enterprise risk solutions (ERS) revenue of $100.1 million was up 4% from the prior-year period. This result reflected strength in software subscription revenues, partially offset by a revenue decline for one-time projects and licenses. U.S. ERS revenue was down 4% while non-U.S. revenue was up 11%.

Professional services revenue of $37.5 million was up 5% from the prior-year period. U.S. professional services revenue was down 4% while non-U.S. revenue was up 10%.

FIRST QUARTER OPERATING EXPENSES AND INCOME

First quarter 2018 operating expenses for Moody’s Corporation totaled $635.9 million, up 20% from the prior-year period. Twelve percentage points of this increase were attributable to Bureau van Dijk operating expenses, amortization of acquired intangible assets and Acquisition-Related Expenses. Other drivers of expense growth included additional compensation expense for merit increases and hiring. Foreign currency translation unfavorably impacted operating expenses by 3%.

Operating income was $490.8 million, up 10% from the first quarter of 2017. Adjusted operating income was $540.7 million, up 13% from the prior-year period. Foreign currency translation favorably impacted operating income and adjusted operating income by 4% each. Operating margin was 43.6%, down from 45.8%. Adjusted operating margin was 48.0%, down from 49.1%. On January 1, 2018 the Company adopted a new revenue accounting standard (ASC 606) using the modified retrospective approach. The impact of adoption was immaterial to both revenues and expenses.

Moody’s effective tax rate for the first quarter of 2018 was 14.6%, down from 23.4% for the prior-year period. The decline in the tax rate reflects a lower U.S. statutory tax rate, net uncertain tax position benefits related to a statute of limitation expiration and a higher benefit related to the tax accounting for equity compensation.

CAPITAL ALLOCATION AND LIQUIDITY

$127.5 Million Returned to Shareholders in the First Quarter

During the first quarter of 2018, Moody’s repurchased 0.3 million shares at a total cost of $43.4 million, or an average cost of $161.10 per share, and issued a net 1.2 million shares as part of its employee stock-based compensation plans. The net amount includes shares withheld for employee payroll taxes. Moody’s returned $84.1 million to its shareholders via dividend payments during the first quarter.

Outstanding shares as of March 31, 2018 totaled 191.9 million, approximately flat to March 31, 2017. As of March 31, 2018, Moody’s had approximately $500 million of share repurchase authority remaining.

At quarter-end, Moody’s had $5.5 billion of outstanding debt and $910 million of additional borrowing capacity under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $1.4 billion, up 16% from December 31, 2017. Cash flow from operations for the first three months of 2018 was $391.5 million, an increase from $(512.4) million in the prior-year period. Free cash flow for the first three months of 2018 was $376.5 million, an increase from $(531.1) million in the prior-year period. These increases in cash flow were largely due to payments the Company made in the first quarter of 2017 pursuant to its 2016 settlement with the U.S. Department of Justice and various states attorneys general.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2018

Moody’s outlook for 2018 is based on assumptions about many geopolitical conditions and macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.40 to £1 and for the euro (€) of $1.23 to €1.

Certain components of Moody’s 2018 guidance have been modified to reflect the company’s current view of business conditions:

Corporate finance revenue is now expected to increase in the mid-single-digit percent range. Structured finance revenue is now expected to increase in the high-single-digit percent range.

A full summary of Moody’s guidance as of April 27, 2018, is included in Table 12 – 2018 Outlook table at the end of this press release.

CONFERENCE CALL

Moody’s will hold a conference call to discuss first quarter 2018 results as well as its 2018 outlook on April 27, 2018, at 11:30 a.m. Eastern Time (“ET”). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 3829550.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Featured and Upcoming Events and Presentations”. The webcast will be available until 3:30 p.m. ET on May 26, 2018.

A replay of the teleconference will be available from 3:30 p.m. ET, April 27, 2018 until 3:30 p.m. ET, May 26, 2018. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 3829550.

*****

ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $4.2 billion in 2017, employs approximately 12,000 people worldwide and maintains a presence in 42 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. The forward-looking statements in this release are made as of the date hereof, and Moody’s disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Moody’s is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, world-wide credit market disruptions or an economic slowdown, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to the U.K.’s referendum vote whereby the U.K. citizens voted to withdraw from the EU; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting world-wide credit markets, international trade and economic policy; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to our rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquires to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. Other factors, risks and uncertainties relating to our acquisition of Bureau van Dijk could cause our actual results to differ, perhaps materially, from those indicated by these forward-looking statements, including risks relating to the integration of Bureau van Dijk’s operations, products and employees into Moody’s and the possibility that anticipated synergies and other benefits of the acquisition will not be realized in the amounts anticipated or will not be realized within the expected timeframe; risks that the acquisition could have an adverse effect on the business of Bureau van Dijk or its prospects, including, without limitation, on relationships with vendors, suppliers or customers; claims made, from time to time, by vendors, suppliers or customers; changes in the European or global marketplaces that have an adverse effect on the business of Bureau van Dijk. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2017, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

__________________________
1 Refer to the tables at the end of this press release for a reconciliation of all GAAP to adjusted measures mentioned throughout this press release.

Table 1 - Consolidated Statements Operations (Unaudited)

	Three Months Ended
	March 31,

	2018	2017
Amounts in millions, except per share amounts

Revenue	$1,126.7	$975.2

Expenses
Operating	314.9	275.3
Selling, general and administrative	271.1	220.7
Depreciation and amortization	49.1	32.5
Acquisition-Related Expenses	0.8	-
Total expenses	635.9	528.5

Operating income	490.8	446.7
Non-operating (expense) income, net
Interest expense, net	(50.7)	(47.4)
Other non-operating income (expense), net	1.0	(7.7)
CCXI Gain	-	59.7
Total non-operating (expense) income, net	(49.7)	4.6
Income before provision for income taxes	441.1	451.3
Provision for income taxes	64.3	105.4
Net income	376.8	345.9
Less: net income attributable to noncontrolling interests	3.9	0.3
Net income attributable to Moody's Corporation	$372.9	$345.6

Earnings per share attributable to Moody's common shareholders
Basic	$1.95	$1.81
Diluted	$1.92	$1.78

Weighted average number of shares outstanding
Basic	191.4	191.1
Diluted	194.5	194.3

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,
Amounts in millions	2018	2017
Moody's Investors Service
Corporate Finance	$377.7	$352.8
Structured Finance	129.7	100.2
Financial Institutions	114.3	112.3
Public, Project and Infrastructure Finance	93.2	98.1
MIS Other	5.0	4.8
Intersegment royalty	29.8	26.0
Sub-total MIS	749.7	694.2
Eliminations	(29.8)	(26.0)
Total MIS revenue	719.9	668.2

Moody's Analytics
Research, Data and Analytics	269.2	175.4
Enterprise Risk Solutions	100.1	95.9
Professional Services	37.5	35.7
Intersegment revenue	5.0	3.7
Sub-total MA	411.8	310.7
Eliminations	(5.0)	(3.7)
Total MA revenue	406.8	307.0
Total Moody's Corporation revenue	$1,126.7	$975.2

Moody's Corporation revenue by geographic area

United States	$597.7	$577.8
International	529.0	397.4
	$1,126.7	$975.2

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2018	2017
Amounts in millions

Cash and cash equivalents	$1,277.3	$1,071.5
Short-term investments	100.5	111.8
Total current assets	2,818.8	2,580.6
Non-current assets	6,195.2	6,013.6
Total assets	9,014.0	8,594.2
Total current liabilities (1)	1,920.9	2,063.3
Total debt (2)	5,507.6	5,540.5
Other long-term liabilities	1,555.1	1,534.7
Total shareholders' equity (deficit)	420.0	(114.9)

Total liabilities and shareholders' equity (deficit)	9,014.0	8,594.2

Actual number of shares outstanding	191.9	191.0
(1) The March 31, 2018 and December 31, 2017 amounts include $389.6 million and $429.4 million, respectively, of debt and commercial paper classified as a current liability as the maturities are within twelve months of the balance sheet date.
(2) Includes debt classified in both current liabilities and long-term debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:
	March 31, 2018
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$(5.6)	$(0.9)	$(1.0)	$492.5
4.50% 2012 Senior Notes, due 2022	500.0	(2.3)	(1.9)	(1.7)	494.1
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.3)	495.9
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(4.3)	(0.2)	(0.9)	444.6
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.6)	597.7
1.75% 2015 Senior Notes, due 2027	614.9	-	-	(3.5)	611.4
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.2)	(3.0)	495.8
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.3)	299.7
2.625% 2017 Private Placement Notes, due 2023	500.0	-	(1.0)	(3.4)	495.6
3.25% 2017 Private Placement Notes, due 2028	500.0	-	(5.1)	(3.9)	491.0
2017 Term Loan Facility, due 2020	500.0	-	-	(0.6)	499.4
Commercial Paper	90.0	-	(0.1)		89.9
Total debt	$5,554.9	$(12.2)	$(8.9)	$(26.2)	$5,507.6
Current portion					(389.6)
Total long-term debt					$5,118.0

	December 31, 2017
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
5.50% 2010 Senior Notes, due 2020	$500.0	$-	$(1.0)	$(1.2)	$497.8
4.50% 2012 Senior Notes, due 2022	500.0	(0.8)	(2.0)	(1.7)	495.5
4.875% 2013 Senior Notes, due 2024	500.0	-	(1.8)	(2.4)	495.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	(2.2)	(0.2)	(1.1)	446.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.3	(5.7)	597.6
1.75% 2015 Senior Notes, due 2027	600.4	-	-	(3.6)	596.8
2.75% 2017 Senior Notes, due 2021	500.0	-	(1.3)	(3.2)	495.5
2017 Floating Rate Senior Notes, due 2018	300.0	-	-	(0.5)	299.5
2.625% 2017 Private Placement Notes, due 2023	500.0	-	(1.1)	(3.5)	495.4
3.25% 2017 Private Placement Notes, due 2028	500.0	-	(5.2)	(3.9)	490.9
2017 Term Loan Facility, due 2020	500.0	-	-	(0.7)	499.3
Commercial Paper	130.0	-	(0.1)	-	129.9
Total debt	$5,580.4	$(3.0)	$(9.4)	$(27.5)	$5,540.5
Current portion					(429.4)
Total long-term debt					$5,111.1
(1) The Company has entered into interest rate swaps on the 2010 Senior Notes, the 2012 Senior Notes and the 2014 Senior Notes (5-Year).

Table 5 - Non-Operating (Expense) Income, Net

	Three Months Ended
	March 31,

	2018	2017
Amounts in millions

Interest expense, net:
Expense on borrowings	$(51.3)	$(44.7)
Income	3.2	4.1
UTPs and other tax related liabilities	1.8	(2.1)
Net periodic pension costs-interest component(1)	(4.7)	(5.0)
Interest capitalized	0.3	0.3
Total interest expense, net	$(50.7)	$(47.4)
Other non-operating (expense) income, net:
FX loss	$(5.9)	$(9.6)
Net periodic pension costs - other components(1)	2.3	1.7
Joint venture income	1.3	1.0
Other	3.3	(0.8)
Other non-operating income (expense), net	1.0	(7.7)
CCXI Gain	-	59.7
Total non-operating (expense) income, net	$(49.7)	$4.6

(1) The Company adopted a new accounting standard relating to the accounting for pension costs in the first quarter of 2018 whereby all components of pension expense except for the service cost component are required to be presented in other non-operating income (expense). The service cost component continues to be reported as a component of operating and selling, general and administrative (SG&A) expense. This standard required retrospective adoption resulting in the reclassification of prior period results.

Table 6 - Financial Information by Segment

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and Acquisition-Related Expenses.

	Three Months Ended March 31,
	2018				2017 (1)
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated

Revenue	$749.7	$411.8	$(34.8)	$1,126.7	$694.2	$310.7	$(29.7)	$975.2
Operating, selling, general and administrative expense	310.4	310.4	(34.8)	586.0	286.2	239.5	(29.7)	496.0
Adjusted operating income	439.3	101.4	-	540.7	408.0	71.2	-	479.2
Depreciation and amortization	16.8	32.3	-	49.1	18.9	13.6	-	32.5
Acquisition-Related Expenses	-	0.8	-	0.8	-	-	-	-
Operating income	$422.5	$68.3	$-	$490.8	$389.1	$57.6	$-	$446.7
Adjusted operating margin	58.6%	24.6%		48.0%	58.8%	22.9%		49.1%
Operating margin	56.4%	16.6%		43.6%	56.1%	18.5%		45.8%

(1) Pursuant to the adoption of a new accounting standard relating to the accounting for pension costs, which required retrospective adoption, only the service cost component of net periodic pension expense will be classified within operating and SG&A expenses with the remaining components being classified in non-operating income (expense). Prior period segment results have been reclassified to reflect the adoption. Accordingly, operating and SG&A expenses for MIS and MA were reduced by $2.1 million and $1.2 million, respectively, for the three months ended March 31, 2017.

Table 7 - Transaction and Relationship Revenue

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees from the sale of perpetual licenses and revenue from risk management advisory projects, training and certification services, and research and analytical engagements.

	Three Months Ended March 31,
Amounts in millions	2018			2017
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$274.9	$102.8	$377.7	$260.6	$92.2	$352.8
	73%	27%	100%	74%	26%	100%
Structured Finance	$83.1	$46.6	$129.7	$57.5	$42.7	$100.2
	64%	36%	100%	57%	43%	100%
Financial Institutions	$50.0	$64.3	$114.3	$53.4	$58.9	$112.3
	44%	56%	100%	48%	52%	100%
Public, Project and Infrastructure Finance	$54.4	$38.8	$93.2	$59.2	$38.9	$98.1
	58%	42%	100%	60%	40%	100%
MIS Other	$0.6	$4.4	$5.0	$0.3	$4.5	$4.8
	12%	88%	100%	6%	94%	100%
Total MIS	$463.0	$256.9	$719.9	$431.0	$237.2	$668.2
	64%	36%	100%	65%	35%	100%
Moody's Analytics	$60.8	$346.0	$406.8	$64.6	$242.4	$307.0
	15%	85%	100%	21%	79%	100%
Total Moody's Corporation	$523.8	$602.9	$1,126.7	$495.6	$479.6	$975.2
	46%	54%	100%	51%	49%	100%

Adjusted Financial Measures

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such adjusted financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These adjusted measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these adjusted measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin

The Company presents Adjusted Operating Income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s. Adjusted Operating Income excludes depreciation and amortization and Acquisition-Related Expenses. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk and are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort. Acquisition-Related Expenses from previous acquisitions were not material. Management believes that the exclusion of depreciation and amortization and Acquisition-Related Expenses, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended
	March 31,
Amounts in millions	2018	2017
Operating income	$490.8	$446.7
Depreciation & amortization	49.1	32.5
Acquisition-Related Expenses	0.8	-
Adjusted operating income	$540.7	$479.2
Operating margin	43.6%	45.8%

Adjusted operating margin	48.0%	49.1%

Table 9 - Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital expenditures. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Three Months Ended
	March 31,
Amounts in millions	2018	2017
Net cash flows provided by (used in) operating activities	$391.5	$(512.4)
Capital expenditures	(15.0)	(18.7)
Free cash flow	376.5	(531.1)
Net cash (used in) provided by investing activities	$(18.5)	$18.6
Net cash (used in) provided by financing activities	$(182.3)	$553.7

Table 10 - Organic Revenue and Growth Measures

The Company presents the organic revenue and growth for the MA segment and RD&A LOB because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth of the Company's MA segment and RD&A LOB excluding the revenue impacts from Bureau van Dijk, a material acquisition. The organic revenue and growth for MA in the three months ended March 31, 2018 exclude three months of revenue from Bureau van Dijk, which was acquired in August 2017. The Company calculates organic revenue and growth by excluding $73.5 million in revenue from Bureau van Dijk in the first quarter of 2018 (which is net of an approximate $10 million reduction to revenue due to a $53 million fair value adjustment, as part of acquisition accounting, to acquired deferred revenue) from the global MA revenue and RD&A revenue. Below is a reconciliation of the Company’s organic dollar revenue and growth rates:

	Three Months Ended
	March 31,
Amounts in millions	2018	2017	Change	Growth
MA Revenue	$406.8	$307.0	$99.8	33%
Bureau van Dijk Revenue	(73.5)	-	(73.5)
Organic MA revenue	$333.3	$307.0	$26.3	9%

	Three Months Ended
	March 31,
Amounts in millions	2018	2017	Change	Growth
RD&A Revenue	$269.2	$175.4	$93.8	53%
Bureau van Dijk Revenue	(73.5)	-	(73.5)
Organic RD&A revenue	$195.7	$175.4	$20.3	12%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders

Beginning in the third quarter of 2017, the Company modified this adjusted measure to exclude the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Also, management believes that excluding acquisition-related amortization expense provides additional perspective when comparing operating results from period to period, and with both acquisitive and non-acquisitive peer companies. The Company modified the adjusted measures to exclude amortization of acquired intangible assets to provide additional perspective when comparing net income and diluted EPS from period to period and across companies.

In addition to excluding acquisition-related amortization expense, adjusted net income and adjusted diluted earnings per share exclude the CCXI Gain and Acquisition-Related Expenses. The Company excludes these items to provide additional perspective on the Company’s operating results from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods. Additionally, the Acquisition-Related Expenses are excluded due to the material nature of these expenses on an annual basis which are not expected to recur at this dollar magnitude subsequent to the completion of the multi-year integration effort relating to Bureau van Dijk. Acquisition-Related Expenses from previous acquisitions were not material.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended March 31,
Amounts in millions	2018		2017
Net income attributable to Moody's common shareholders		$372.9		$345.6
CCXI Gain		-		(59.7)
Pre-Tax Acquisition-Related Expenses	$0.8		$-
Tax on Acquisition-Related Expenses	(0.2)		-
Acquisition-Related Expenses		0.6		-
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$25.7		$8.5
Tax on Acquisition-Related Intangible Amortization Expenses	(5.9)		(2.3)
Net Acquisition-Related Intangible Amortization Expenses		19.8		6.2
Adjusted Net Income		$393.3		$292.1

	Three Months Ended March 31,
	2018		2017
Earnings per share attributable to Moody's common shareholders		$1.92		$1.78
CCXI Gain		-		(0.31)
Pre-Tax Acquisition-Related Expenses	$-		$-
Tax on Acquisition-Related Expenses	-		-
Acquisition-Related Expenses		-		-
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.13		$0.04
Tax on Acquisition-Related Intangible Amortization Expenses	(0.03)		(0.01)
Net Acquisition-Related Intangible Amortization Expenses		0.10		0.03
Adjusted Diluted EPS		$2.02		$1.50

Table 12 - 2018 Outlook

Moody’s outlook for 2018 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.40 to £1 and for the euro (€) of $1.23 to €1.

Full Year 2018 Moody's Corporation Guidance as of April 27, 2018

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the low-double-digit percent range	NC
Operating expenses	increase in the low-double-digit percent range	NC
Depreciation & amortization	approximately $200 million	NC
Operating margin	43% - 44%	NC
Adjusted operating margin(1)	approximately 48%	NC
Effective tax rate	22% - 23%	NC
Diluted EPS	$7.20 to $7.40	NC
Adjusted Diluted EPS(1)	$7.65 to $7.85	NC
Capital expenditures	approximately $120 million	NC
Operating cash flow	approximately $1.7 billion	NC
Free cash flow(1)	approximately $1.6 billion	NC
Share repurchases	approximately $200 million (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of February 9, 2018.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Full Year 2018 Moody's Corporation Guidance as of April 27, 2018

MIS	Current guidance	Last publicly disclosed guidance
MIS global	increase in the mid-single-digit percent range	NC
MIS U.S.	increase in the low-single-digit percent range	NC
MIS non-U.S.	increase in the high-single-digit percent range	NC
CFG	increase in the mid-single-digit percent range	increase in the high-single-digit percent range
SFG	increase in the high-single-digit percent range	increase in the mid-single-digit percent range
FIG	increase in the mid-single-digit percent range	NC
PPIF	decrease in the low-single-digit percent range	NC
MA
MA global(2)	increase in the mid-twenties percent range	NC
MA U.S.	increase in the low-double-digit percent range	NC
MA non-U.S.	increase in the mid-thirties percent range	NC
RD&A(2)	increase approximately 40%	NC
ERS	increase in the low-single-digit percent range	NC
PS	increase in the high-single-digit percent range	NC
NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All last publicly disclosed guidance is as of February 9, 2018.
(2) Organic MA global revenue is still expected to increase in the low-double-digit percent range and organic RD&A revenue is still expected to increase in the mid-teens percent range.

Table 12 - 2018 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended
December 31, 2018
Operating margin guidance	43% - 44%
Depreciation and amortization	Approximately 4.0%
Acquisition-Related Expenses	Approximately 0.5%
Adjusted operating margin guidance	Approximately 48%

Projected for the Year Ended
December 31, 2018
Operating cash flow guidance	Approximately $1.7 billion
Less: Capital expenditures	Approximately $120 million
Free cash flow guidance	Approximately $1.6 billion

Projected for the Year Ended
December 31, 2018
MA global revenue	Increase in the mid-twenties percent range
(Partial year impact of Bureau van Dijk)
Organic MA global revenue	Increase in the low-double-digit percent range

Projected for the Year Ended
December 31, 2018
RD&A revenue	Increase approximately 40%
(Partial year impact of Bureau van Dijk)
Organic RD&A revenue	Increase in the mid-teens percent range

Projected for the Year Ended
December 31, 2018
Diluted EPS	$7.20 to $7.40
Acquisition-related intangibles	Approximately $0.40
Acquisition-Related Expenses	Approximately $0.05
Adjusted diluted EPS	$7.65 to $7.85

CONTACT:
Stephen Maire
Global Head of Investor Relations and Communications
212.553.7424
stephen.maire@moodys.com
or
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com